Exhibit (d)(iv)

UK MiFIR product governance / Professional investors and ECPs target market only:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”) and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

PRICING SUPPLEMENT

14 April 2025

As Amended and Restated on 9 October 2025

European Bank for Reconstruction and Development
BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) (the “Notes”) (to be consolidated and form a single series with the Issuer’s BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) issued on 8 August 2024 and BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) issued on 21 January 2025) issued pursuant to the European Bank for Reconstruction and Development EUR 60,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circulars dated 22 July 2019 and 13 June 2024 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:
Brazilian Real (“BRL”), the lawful currency of the Federative Republic of Brazil, provided that all payments in respect of the Notes will be made in United States Dollars (“USD”), subject to the provisions set out in the Annex A hereto

2	Nominal Amount:	BRL 200,000,000

3	Type of Note:	Fixed Rate

4	Issue Date:	16 April 2025

5	Issue Price:	82.25 per cent. of the Nominal Amount plus 98 days’ accrued interest (BRL 4,356,482.08) from and including 8 January 2025 to but excluding the Issue Date, payable in USD

6	Maturity Date:	8 January 2030, subject to adjustment in accordance with the Business Day Convention specified below and the provisions set out in the Annex A hereto

7	Fungible with existing Notes:
Yes. The Notes will be consolidated and form a single series with the Issuer’s BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) issued on 8 August 2024 and BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) issued on 21 January 2025, on the Issue Date

FORM OF THE NOTES

8	Form of Note:	Registered

9	New Global Note:	No

10	Specified Denomination(s):	BRL 5,000

11	Exchange of Bearer Notes:	Not Applicable

12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable

	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary

	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular

PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	No

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	8 January 2025

Fixed Rate Notes:

16	(a) Fixed Rate(s) of Interest:
8.00 per cent. per annum payable annually in arrear. For the avoidance of doubt, an amount equal to BRL 400 per Specified Denomination shall be payable on each Fixed Interest Date provided that interest shall be payable in USD, subject to the provisions set out in the Annex A hereto

(b) Fixed Interest Date(s):
8 January in each year, from and including 8 January 2026 up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention specified below and the provisions set out in the Annex A hereto.

	(c) Initial Broken Amount per Specified Denomination:	Not Applicable

	(d) Final Broken Amount per Specified Denomination:	Not Applicable

	(e) Fixed Day Count Fraction:	30/360

	(f) Business Day Convention:	Modified Following Business Day

(g) Business Day definition if different from that in Condition 4(a)(iii):
Condition 4(a)(iii) applies and, for the avoidance of doubt, Brazil (as defined in the Annex A hereto) shall be the principal financial centre. London and New York City shall be additional business centres.

	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No

17	Zero Coupon Notes:	Not Applicable

18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of "Payment Day" for the purpose of Condition 6(e) if different to that set out in Condition 6:
Condition 6(e) applies and, for the avoidance of doubt, Brazil (as defined in the Annex A hereto) shall be the principal financial centre. London and New York City shall be additional business centres, subject to the provisions set out in the Annex A hereto.

20	Dual Currency Notes:	Not Applicable

21	Physically Settled Notes:	Not Applicable

PROVISIONS REGARDING REDEMPTION/MATURITY

22	(a) Redemption at Issuer's option:	No

	(b) Redemption at Noteholder's option:	No

23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100 per cent. per Specified Denomination, payable in USD and subject to the provisions set out in the Annex A hereto.

	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

24	Instalment Note:	Not Applicable

25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex A hereto.

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS

26	Method of distribution:	Non-syndicated

27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London E14 4QA United Kingdom

28	Date of Syndication Agreement:	None

29	Stabilising Manager(s)	None

30	Additional selling restrictions:
The Federative Republic of Brazil:

The Dealer acknowledges that the Notes have not been and will not be issued nor placed, distributed, offered or negotiated in the Brazilian capital markets. Neither the Issuer of the Notes nor the issuance of the Notes has been registered with the Brazilian Securities and Exchange Commission (Commisáo de Valores Mobiliários, the CVM). Therefore, the Dealer has represented and agreed that it has not offered or sold, and will not offer or sell, the Notes in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation of securities in the Brazilian capital markets regulated by Brazilian legislation.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only

32	Intended to be held in a manner which would allow Eurosystem eligibility:	No

33	Common Code:	287579594

	ISIN Code:	XS2875795945

	CUSIP Number:	Not Applicable

34	Listing:
Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the Regulated Market of the London Stock Exchange plc

35
In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a "Redenomination Clause"), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.
Not Applicable

36	Additional Information:	The provisions set out in the Annex A shall apply to the Terms and Conditions in accordance herewith.

37	Investment Considerations
Notes are not liquid Instruments

There may exist at times only limited markets for the Notes resulting in low or non existent volumes of trading in the Notes and such obligations, and therefore a lack of liquidity and price volatility of the Notes.

Brazilian Real Exchange Risk

The Final Redemption Amount, Early Redemption Amount (if applicable) and the interest amount on the Notes are linked to the Brazilian Real exchange rate which may be volatile and will affect the return to the holder of the Notes. The National Bank of Brazil can from time to time intervene in the foreign exchange market. These interventions or other governmental actions could adversely affect the value of the Notes payable in U.S. Dollars, as well as the actual yield (in U.S. Dollar terms) on the Notes and the amounts payable on the Notes. Even in the absence of the governmental action directly affecting currency exchange rates, political or economic developments in Brazil or elsewhere could lead to significant and sudden changes in the exchange rate between Brazilian Real and the U.S. Dollar.

38	Total Commissions:	None

This Pricing Supplement comprises the pricing supplement required for the issue and admission to trading on the Regulated Market of the London Stock Exchange plc of the Notes described herein pursuant to the EUR 60,000,000,000 Global Medium Term Note Programme of the European Bank for Reconstruction and Development as from 16 April 2025 or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the heading “UK MiFIR product governance / Professional investors and ECPs target market only”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Charles Smith
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING
Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and admitted to trading on the Regulated Market of the London Stock Exchange plc with effect from 16 April 2025 or as soon as practicable thereafter.

However, there can be no assurance that such listing or admission to trading will be obtained on such date, or, if obtained, that it will be successful, or if successful, will continue for the term of the Notes.

The Notes will be consolidated and form a single series with the existing issue of BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) issued on 8 August 2024 and BRL 200,000,000 8.00 per cent. Notes due 8 January 2030 (payable in United States Dollars) issued on 21 January 2025, which are admitted to trading on the Regulated Market of the London Stock Exchange plc.

2	RATINGS
The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.

3	NOTIFICATION

Not Applicable

4	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

5	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i) Reasons for the offer:
The net proceeds of the issue of the Notes (which are expected to be BRL 168,856,482.08 but payable in USD in the amount of USD 27,876,065.98) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.

	(ii) Estimated net proceeds:	BRL 168,856,482.08 (which, for the avoidance of doubt, will be paid in USD in the amount of USD 27,876,065.98).

	(iii) Estimated total expenses:	£10,000

6	YIELD

	Indication of yield:	13.261 per cent. per annum As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

7	HISTORIC INTEREST RATES

Not Applicable

8	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

9	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT

Certain historical information in respect of the USD/BRL foreign exchange rate is set out in Annex B (Historical Data) hereto. In the circumstances described in Annex A hereto, the amount of principal and/or interest received by the holders of the Notes is affected by the USD/BRL foreign exchange rate. Information in respect of the USD/ BRL foreign exchange rate can be found under the The Central Bank of Brazil on their website (https://www.bcb.gov.br/estabilidadefinanceira/historicocotacoes) (or any successor page) and the page <BZFXPTAX><INDEX> Bloomberg page (or any successor page). (or any successor or Replacement Page).

ANNEX A
Settlement, Disruption and Fallback Provisions

The Final Redemption Amount per Specified Denomination or the Early Redemption Amount per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date, as applicable, and will be determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The interest amount per Specified Denomination will be payable in USD on each Fixed Interest Date and determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall promptly (but in no event later than 5:00 p.m. London time on the relevant Rate Fixing Date) notify the Issuer and the Agent of its determination of the Final Redemption Amount per Specified Denomination, the Early Redemption Amount per Specified Denomination and the interest amount payable per Specified Denomination on the Maturity Date, the Early Redemption Date or the relevant Fixed Interest Date (as applicable). The Agent shall in turn promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

If the Reference Rate is not available for any reason on the Reference Pages or a Replacement Page on any Rate Fixing Date, then the Calculation Agent shall determine that a price source disruption event (a “Price Source Disruption Event”) has occurred, and shall promptly after making such determination (but in no event later than 5:00 p.m. London time on the day when such determination is made) inform the Issuer and the Agent of such occurrence, whereupon the Agent shall promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

Following the determination of the occurrence of a Price Source Disruption Event, the Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If, at close of business in London on the ninth Business Day following the original Rate Fixing Date, the Reference Rate is still unavailable on the Reference Pages or a Replacement Page, then the Reference Rate shall be the lowest of such firm quotes (expressed in BRL per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 13:15 Sao Paolo Time on the tenth Business Day following the original Rate Fixing Date for the sale of the Reference BRL Amount and the purchase of USD on the applicable Rate Fixing Date for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent (the “Dealer Poll”). If at least three Reference Dealers provide such firm quotes, the lowest of such quotes shall be the Reference Rate. If two or one Reference Dealers provide such a firm quote, the Reference Rate shall be the lower of the two quotes provided, or if one quote is provided, such quote. Notwithstanding the foregoing, if two or one Reference Dealers provide a firm quote, the Calculation Agent (in consultation with the Issuer), may disregard the result of such Dealer Poll and execute a transaction (or transactions) for the sale of the Reference BRL Amount at or about 13:15 São Paulo at the Best Execution Rate, following which such Best Execution Rate shall be the Reference Rate.

If (i) no Reference Dealer provides a firm quote pursuant to the Dealer Poll, or (ii) in the event that (a) two or one Reference Dealer quotes are obtained, (b) the Calculation Agent (in consultation with the Issuer) elects to disregard the result of the Dealer Poll and (c) the Calculation Agent is unable to obtain a Best Execution Rate, then in each case, the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated to be zero.

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the relevant Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction (or transactions) for the sale of the Reference BRL Amount and the purchase of USD at or about 13:15 São Paulo time on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter;

“Brazil” means any of Sao Paulo, Rio de Janeiro or Brasilia.

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Brazil, London or New York City.

“Calculation Agent” means Morgan Stanley Capital Services LLC (MSCS) in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 19 October 2018 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Morgan Stanley Capital Services LLC (MSCS) as Calculation Agent in respect of the Notes;

“Postponed Early Redemption Date” means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Rate Fixing Date” means the date which is two Business Days prior to each applicable Fixed Interest Date, the Maturity Date or the Early Redemption Date, as applicable. If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the tenth Business Day following the original Rate Fixing Date;

“Reference Dealers” means leading dealers, banks or banking corporations which regularly deal in the USD BRL exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Pages” means the rate reported by the Central Bank of Brazil on their website (https://www.bcb.gov.br/estabilidadefinanceira/historicocotacoes) (or any successor page) and the page <BZFXPTAX><INDEX> Bloomberg page (or any successor page). In case of any discrepancy between the USD/BRL rate of exchange as published or reported on the Central Bank of Brazil website page and as published or reported on <BZFXPTAX><INDEX> Bloomberg page (or on any successor page in respect of either of them), the rate of exchange as published on the Central Bank of Brazil website (or any successor page) will prevail..

“Reference Rate” means the USD/BRL spot rate (i.e. the rate at which banks buy BRL and sell USD), expressed as the amount of BRl per one USD, as published or reported on the Reference Pages or, where unavailable, on a Replacement Page by approximately 13:15 São Paulo Time, on the applicable Rate Fixing Date. In the circumstances described in this Annex A in relation to a Price Source Disruption Event, the Reference Rate shall be determined by the Calculation Agent in accordance with such provisions;

“Reference BRL Amount” means an amount that is no greater than the applicable Relevant BRL Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

“Relevant BRl Amount” means: (i) for the interest amount, the Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction; and/or (ii) for the Final Redemption Amount, the Specified Denomination; and/or (iii) for any Early Redemption Amount, the Specified Denomination, as the case may be; and

“Replacement Page” means the page on which a rate equivalent to the originally specified Reference Rate is published or reported, as determined by the Calculation Agent (acting in its sole discretion, in good faith and a commercially reasonable manner), when the Reference Rate is not available for any reason on the Reference Pages. A rate shall be equivalent if it is produced using the same underlying data and methodology as the rate published or reported on the Reference Pages and produces the same rate for the applicable Rate Fixing Date that would have been published or reported on the Reference Pages if it was available on the applicable Rate Fixing Date.

ANNEX B

Performance of Rates of Exchange and Explanation of Effect on Value of Investment

The following table summarises certain historical information regarding the USD/BRL foreign exchange rate since 1 January 2019.

Period	High	Low

1 January 2019 – 31 December 2019	4.26	3.6471

1 January 2020 – 31 December 2020	5.886	4.0244

1 January 2021 – 31 December 2021	5.8169	4.9143

1 January 2022 – 31 December 2022	5.7163	4.5941

1 January 2023 – 31 December 2023	5.4627	4.7169

1 January 2024 – 31 December 2024	6.2935	4.8546

1 January 2025 – 9 April 2025	6.18554	5.6300

Source: Bloomberg

The delivery of this Pricing Supplement does not imply any representation on the part of the Issuer, the Calculation Agent or the Dealer or any other person that the information extracted from the source above is correct.

NEITHER THE ISSUER NOR THE DEALER MAKE ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE RESULTS TO BE OBTAINED FROM AN INVESTMENT IN THE NOTES. THE FOREGOING INFORMATION IS BASED UPON PUBLICLY AVAILABLE INFORMATION AS PUBLISHED BY THE APPLICABLE SOURCE. HOWEVER, NEITHER THE DEALER NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INFORMATION SET FORTH ABOVE NOR SHALL IT OR ANY SUCH AFFILIATE BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

Post-Issuance Information

The Issuer does not intend to provide any post-issuance information.